EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 12, 2026, with respect to the financial statements of Energy Portfolio 2026-1, Financial Institutions Portfolio 2026-1, Diversified Healthcare Portfolio 2026-1, Utility Income Portfolio 2026-1 and REIT Income Portfolio 2026-1 (included in Invesco Unit Trusts, Series 2463) as of February 12, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-292095) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
February 12, 2026